UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 17, 2010

VOLT INFORMATION SCIENCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York	001-9232	13-5658129
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1065 Avenue of the Americas, New York	10018
(Address of Principal Executive Offices)	(Zip Code)

(212) 704-2400
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the ExchangeAct (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on February 2, 2010, Volt Information Sciences, Inc. (the “Company”) received a letter from the NYSE Regulation, Inc. (the “NYSE”) informing the Company that, as a result of the Company’s failure to timely file its Annual Report on Form 10-K for the year ended November 1, 2009 (the “2009 Form 10-K”) with the Securities and Exchange Commission (the “SEC”), the Company is subject to the procedures specified in Section 802.01E (SEC Annual Report Timely Filing Criteria) of the NYSE’s Listed Company Manual.  In that letter the NYSE stated that, if the Company has not filed the 2009 Form 10-K within six months of the filing due date, the NYSE may, in its sole discretion, following a request by the Company, allow the Company’s common stock to be traded for up to an additional six months to file the 2009 Form 10-K prior to commencing suspension or delisting procedures depending on the Company’s specific circumstances.

Also, as previously reported, on July 23, 2010, the Company received a letter from the NYSE stating that, in response to the Company’s request for additional time, the NYSE has provided the Company with an additional extension, until December 31, 2010, to file the 2009 Form 10-K with the SEC in order to maintain the continued listing and trading on the NYSE of the Company’s common stock.

On December 17, 2010, the Company received a further letter from the NYSE, in response to the Company’s request for additional time beyond December 31, 2010, advising that the NYSE has provided the Company with an additional extension, until February 1, 2011, to file the 2009 Form 10-K with the SEC in order to maintain the continued listing and trading on the NYSE of the Company’s common stock.  The NYSE has advised the Company that the extension is subject to reassessment on an ongoing basis, that the NYSE will closely monitor the progress made toward the filing of the 2009 Form 10-K during this additional period and, in the event the Company does not file the 2009 Form 10-K with the SEC by February 1, 2011, the NYSE will move forward with the initiation of suspension and delisting procedures.  The Company continues to devote significant resources in its efforts to meet the NYSE deadline, but there can be no assurance that it will meet this deadline.

Item 8.01.	Other Events.

(a)           Since the Company has not held its 2010 annual stockholders’ meeting or prepared and filed a related proxy statement, and due to the delay in the filing of the 2009 Form 10-K, the Company has been unable to make certain corporate governance disclosures required to be made annually in such filings pursuant to Section 303A of the NYSE Listed Company Manual.  On December 8, 2010, the Company advised the NYSE that the finalization of its financial statements for the fiscal year ended November 1, 2009 and the accompanying audit were ongoing and, at this time, the Company was not prepared to file its 2009 Form 10-K which would include the required NYSE corporate governance disclosures. In order to enable its Chief Executive Officer to provide a requisite Annual Certification to the NYSE, the Company is providing the required corporate governance disclosures through the filing of this Current Report on Form 8-K.

The NYSE Listed Company Manual requires NYSE-listed companies to make certain corporate governance disclosures in their annual reports on Form 10-K and/or proxy statements. In particular, Section 303A of the NYSE Listed Company Manual requires companies to:

•
disclose the board’s evaluation of each director’s relationship with the company, whether the board has adopted categorical standards of independence, and its determination as to the independence of each director;

•	identify the non-management director who presides at all regularly scheduled executive sessions of the non-management members of the board of directors;

•	disclose a method by which interested parties may communicate directly with the presiding director or the non-management directors as a group; and

•
disclose the availability of such company’s corporate governance guidelines, code of business conduct and ethics and charters for the board’s audit, compensation and corporate governance committees on its website.

The Company intends to provide the following disclosures in the 2009 Form 10-K in substantially the form presented below.

Independent Directors

The Company’s Board of Directors (the “Board”) has determined that Lloyd Frank, Theresa A. Havel, Mark N. Kaplan, Bruce G. Goodman, Deborah Shaw and William H. Turner meet the current independence requirements under the listing standards of the NYSE which the Board utilizes to determine director independence. The Board made these determinations based primarily upon a review of the responses of directors to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with them. The Board determined that there were no material relationships between any of such persons and the Company that could interfere with their exercise of independent judgment and that each meets the current independence requirements applicable to independent directors under the listing standards of the NYSE.

    In considering whether Lloyd Frank meets the current independence requirements under the listing standards of the NYSE, the Board considered Mr. Frank’s relationship with Troutman Sanders LLP, a law firm that has been retained by the Company since April 2005 to which Mr. Frank currently serves as Senior Counsel and prior to which he served as Of Counsel and a Partner, and other law firms that have been retained by the Company since 1962 to which Mr. Frank served as a Partner.  Each of these firms have reviewed and advised the Company with respect to its legal position on numerous matters.  Troutman Sanders LLP and certain of the other firms have also rendered professional services to William Shaw (a founder, principal shareholder, President, Chief Executive Officer and a director of the Company until his death in March 2006), Mr. Shaw’s Estate, Jerome Shaw (a founder, principal shareholder, Executive Vice President, Secretary and a former director of the Company), Linda Shaw (a daughter of William Shaw and the spouse of Bruce G. Goodman, a director of the Company) and Deborah Shaw (a daughter of William Shaw and a director of the Company).  The Company has been advised that these individuals and the Estate of William Shaw have been billed directly by these firms.  The fees paid by the Company, the Estate of William Shaw and the individuals to Troutman Sanders LLP for services rendered during fiscal 2009 and 2010 represented less than 2% of the firm’s consolidated gross revenues during each of the two years and were not material to the firm, which has approximately 650 attorneys.  Mr. Frank directly owns 12,500 shares of the Company’s common stock, holds an option to purchase 3,000 shares of the Company’s common stock, of which 600 are currently exercisable, his spouse owns 3,793 shares of the Company’s common stock, and he is also one of the trustees, together with Steven A. Shaw, President, Chief Executive Officer and a director of the Company, and the brother of Steven A. Shaw, of various trusts for the benefit of the children and grandchildren of Jerome Shaw (the father of Steven A. Shaw) which own an aggregate of 587,007 shares of the Company’s common stock.  The Board has determined (in which determination Mr. Frank did not participate) that, in its judgment, based, in part, on the advice of Troutman Sanders LLP as to the independence of Mr. Frank under the listing standards of the NYSE, the relationship of Mr. Frank with the Company and the stock of the Company that Mr. Frank has or shares voting and dispositive power was not material to the Company, to Troutman Sanders LLP or to Mr. Frank, such relationships did not interfere with Mr. Frank's exercise of his independent judgment and that Mr. Frank meets the current independence requirements applicable to independent directors under the listing standards of the NYSE.

In considering whether Bruce G. Goodman and Deborah Shaw meet the current independence requirements under the listing standards of the NYSE, the Board considered that they were the spouse of a cousin and a cousin, respectively, of Steven A. Shaw, and that Mr. Goodman and his wife, Linda Shaw, and that Deborah Shaw each beneficially own more that 5% of the outstanding shares of the Company’s common stock.

Executive Sessions of the Board of Directors

The non-management directors hold regularly scheduled executive sessions of the non-management members of the Board. In accordance with the listing standards of the NYSE, these sessions are intended to promote open discussion among non-management directors. Mark N. Kaplan has been chosen by the non-management directors to preside at these sessions.

Shareholder and Interested Party Communications with the Board of Directors

Shareholders and interested parties may communicate directly with the Board of Directors or any member or members thereof, including with Mr. Kaplan and the other non-management directors, by sending communications to the Board of Directors, the non-management directors or any director, c/o Howard B. Weinreich, Esq., Senior Vice President and General Counsel, Volt Information Sciences, Inc., 1065 Avenue of the Americas, New York 10018. Mr. Weinreich will forward all such communications directly to the Board of Directors or the director or group of directors to whom they are addressed.

Code of Business Conduct and Corporate Governance Guidelines and Committee Charters

The Company has a Code of Business Conduct and Ethics that applies to all directors, officers and employees of the Company and Corporate Governance Guidelines. Copies of the Company’s Code of Business Conduct and Ethics, other significant corporate policies and the charter for each of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee are available at the Company’s website: www.volt.com under Corporate Governance in the Investor Relations & Corporate Governance Section. Copies of these documents are also available without charge upon request to Volt Information Sciences, Inc., 1065 Avenue of the Americas, New York 10018, Attention: Shareholder Relations. The Company’s telephone number is 212-704-2400.

(b)           On December 20, 2010, the Company issued a press release reporting, among other things, the extension granted by the NYSE of time within which to file the 2009 Form 10-K with the SEC as disclosed in Item 3.01 of this Current Report on Form 8-K, amendments to its agreements relating to the Company’s $150 million accounts receivable securitization program disclosed in Item 1.01 of its Current Report on Form 8-K filed on December 16, 2010, and an update of certain information about the Company.  A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.       Financial Statements and Exhibits.

(d)           Exhibits:

99.1           The Company’s press release dated December 20, 2010.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLT INFORMATION SCIENCES, INC.

Date:	December 23, 2010	By:	/s/ Jack Egan
Jack Egan, Senior Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number

99.1	The Company’s press release dated December 20, 2010.